Exhibit 99.1

New Appointments to the Chrysler Group Board of Directors

June 14, 2012, Auburn Hills, Mich. – Chrysler Group LLC today announced that Ruth J. Simmons and Erickson N. Perkins were appointed to its Board as independent directors, effective June 10.

The new directors join the Board as Gov. James Blanchard exits with the expiration of his term. With these appointments, the Board is restored to nine members.

“I’m pleased to welcome Ruth and Eric to the Chrysler Group Board of Directors,” said Sergio Marchionne, Chrysler Group Chairman and CEO. “Our new Board members bring impressive leadership experience, and their diverse perspectives and counsel will be of great service as we work toward achieving the financial targets outlined in our business plan.

“I also want to thank Governor Blanchard for his help in setting Chrysler Group on a clear and true path. We appreciate his contributions and wish him well.”

Simmons president of Brown University since 2001, will step down from that post on June 30, remaining with the university as a professor and president emerita. Prior to joining Brown University, she was president of Smith College, the largest U.S. women’s college. She also serves on several boards, including those of Princeton University and Texas Instruments.

Perkins is on the staff of the UAW Office of the President under Bob King, a role he has held since July 2010. In that capacity, he serves as Director of the UAW Strategic Research Department. He was previously a consultant on economic issues and organizing strategies for several trade unions. He also serves as the UAW appointee to the Board of Directors of the National Institute for Health Care Reform.

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